Exhibit 99.2

News Release

MEDIA CONTACT:	ANALYSTS CONTACT:
Gerald Hunter (972) 855-3116	Susan Giles (972) 855-3729

Atmos Energy Promotes Fred Meisenheimer

to Senior Vice President and Chief Financial Officer

DALLAS (February 3, 2009)—Atmos Energy Corporation (NYSE: ATO) today announced it has promoted Fred Meisenheimer from vice president and controller to senior vice president and chief financial officer. Mr. Meisenheimer has been acting as interim chief financial officer since January 1, 2009, and will continue in his role as controller.

“Fred’s contribution to Atmos Energy’s success over the past eight years has made him an invaluable member of the leadership team,” said Robert W. Best, chairman and chief executive officer of Atmos Energy Corporation. “We are fortunate to have such a talented and respected individual to take over as chief financial officer.”

Meisenheimer joined Atmos Energy in June 2000 as vice president and controller. Before joining Atmos Energy, Fred was controller of Vartec Telecom, a privately-held telecom services provider where he was responsible for all accounting and treasury operations. Previously, he served as assistant controller and general auditor for Oryx Energy Corporation from 1988 to 1999.

Meisenheimer earned a bachelor’s degree in accounting from Stephen F. Austin State University and an M.B.A. degree from Southern Methodist University.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

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